GLOBAL LIFE SCIENCES, INC. RECEIVES LETTER OF INTENT FROM MEDICAL
                       DEVICE MANUFACTURER


Irvine, California December 1, 2003: Global Life Sciences, Inc., -OTC:GBLS is pleased to announce that it recently received a non-binding Letter of Intent to acquire 90% of the outstanding stock of Technica Entwicklungsgesesllschaft mbH & Co. KG ("Technica") from its management. Technica is located in Ratzeburg, Germany. The transaction is subject to due diligence review, negotiations and drafting of the definitive purchase agreement, which includes representations and warranties standard for a transaction of this nature and magnitude. Terms of the proposed transaction have not been disclosed.

Technica is a designer, manufacturer and distributor of proprietary devices, equipment and apparatus produced and developed for a variety of medical, commercial and industrial customers including a leading soft drink producer and an international mineral water producer. According to Prof. Reimann, Chairman of Global Life Sciences, Inc., during calendar year 2003 Technica anticipates revenues of approximately $7.5 million and pre-tax earnings of approximately $2.0 million. During calendar year 2004, Technica anticipates revenues of approximately $10.0 million and pre-tax earnings of approximately $2.5 million.

"Technica's growth for 2004-2005 is based on its existing product pipeline which includes commercially marketable technologies and devices that could be manufactured and commercially released during the first quarter of 2004", said Prof. Reimann, Chairman. "In addition, Technica will be the exclusive manufacturer of Global Life Sciences, Inc.'s new Tabox devices, which we currently operate and distribute in Germany. We anticipate that Technica will significantly strengthen our production and distribution capacities for our medical devices in the European Union. In addition, Technica's fiscal performance could significantly impact our revenues and earnings as early as the first quarter of 2004". The acquisition is currently anticipated to be completed at or about the end of 2003.

About Global Life Sciences, Inc.:

Global Life Sciences, Inc., owns and operates a medical laboratory specializing in the research, analysis, and in vitro diagnosis of live biopsy tissue samples for allergic, immunological, and environmentally related disorders. In order to improve the quality of test results, Prof. Reimann, the company's Chairman, Chief Executive Officer, and President, developed and patented a unique device known as a "Tabox", which enables the precise analysis of the effects of allergens and toxins on the human body in an in vitro environment.

Currently, the company operates a total of 28 inter-clinic Tabox systems as proprietary devices, which are available to practitioners, clinics and other medical customers on a fee-for-service basis. The company anticipates the production and use of up to 100 Tabox systems by its medical customers by the end of the third quarter 2004. In addition, new labs, research facilities and integrated out-patient clinics are currently projected to be established in Zurich (Switzerland) and Berlin (Germany) during 2004 and 2005.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of Too Gourmet, Inc. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

Investor Contact:
Global Life Sciences, Inc.
Attention:  c/o  R. Katz
Phone:  949-223-7103

Business Contact:
Global Life Sciences, Inc.
Attention:  Prof. Dr. Reimann
Fax:  +49-40-360-338-7380